ASSET PURCHASE AGREEMENT

This **ASSET PURCHASE AGREEMENT** (this "*Agreement*") is entered into as of July 26, 2006 by and among BidVille, Inc., a Nevada corporation ("*Seller*") and DIBU Trading Corp., a Delaware corporation ("*Buyer*").

RECITALS:

Excluding Seller's business conducted by, and the assets of, its 95% subsidiary, DigiKidz, Inc., a Delaware corporation ("DigiKidz"), Seller is in the business (the "*Business*") of: (a) providing an active website, accessible at the URL www.bidville.com, to facilitate auction and fixed price e-commerce between unrelated third parties, and (b) engaging or planning to engage in the business or businesses referenced in Seller's Form 10-KSB filed with the Securities and Exchange Commission ("*SEC*") for the period ending December 31, 2004 (including, without limitation, under the headers "Bidville: The Market Alternative" and "Bidville's Business Approach and Development"). Buyer desires to purchase substantially all of the assets of Seller used in the Business, excluding certain assets, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT:

In consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1 **Purchase and Sale of Purchased Assets**. Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of all Liens, all of Seller's right, title and interest in and to the assets of Seller used in or related to the Business other than the Excluded Assets (the "*Purchased Assets*"). The Purchased Assets include, without limitation, those assets referenced in Exhibit 1.1.

1.2 **Excluded Assets**. Notwithstanding the foregoing, Seller will not sell to Buyer, and Buyer will not purchase from Seller, any of the assets identified in Exhibit 1.2 (the "*Excluded Assets*").

1.3 **Retained Liabilities**. Buyer shall not assume or otherwise be responsible for any other Liabilities of Seller or its predecessors or Affiliates (the "*Retained Liabilities*"). Without limiting the generality of the foregoing sentence, Buyer specifically disclaims assumption of any Liabilities with respect to Seller's operation or conduct of the Business of any nature and whenever arising.

ARTICLE 2
PURCHASE PRICE

2.1 **Purchase Price**. The purchase price for the Purchased Assets (the "*Purchase Price*") shall be a total of Six Hundred Thousand Dollars ($600,000).

2.2 **Escrow Agent**. Contemporaneously with execution of this Agreement. Buyer and Seller are engaging Wells Fargo Bank National Association, as escrow agent (the "*Escrow Agent*") to hold a portion of the Purchased Price in an escrow account (the "*Escrow Account*) pursuant to an escrow agreement of even date herewith to which Buyer, Seller and such escrow agent as parties. As set forth in such escrow agreement, the portion of the Purchase Price as indicated in Section 2.3 shall be released by such escrow agent to Seller, in whole or in part, upon joint written instructions of Seller and Buyer that the conditions to such release have been satisfied. The Escrow Account will be released upon confirmation of Seller's name change, the registration of the www.bidville.com domain name in Buyer's name, the transfer of the Software licenses, if any, pursuant to Section 5.2(a) of this Agreement, and the confirmation that Seller is not in breach of any representation, warranty or covenant contained in this Agreement.

2.3 **Payment of Purchase Price**: Buyer shall pay at Closing, by wire transfer of immediately available funds, the Purchase Price, Fifteen Thousand Dollars ($15,000) of which is being withheld as a reimbursement to Buyer of the amount deposited with Seller upon the execution of the letter of intent, in the amounts as indicated below:

(a) Three Hundred Thirty-Two Thousand Dollars ($332,000) to the Escrow Agent to hold in the Escrow Account;

(b) Two Hundred Thousand Dollars ($200,000) to Seller;

(c) Thirty Thousand Dollars ($30,000) to Parker Boston LLC; and

(d) Twenty-Three Thousand Dollars ($23,000) to Thunderstone Software LLC.

2.4 **Allocation of Purchase Price**. Attached hereto as Schedule 3.2 is an allocation of the Purchase Price among the Purchased Assets for purposes of Section 1060 of the Code and other applicable Laws.

2.5 **Transfer Taxes**. Seller shall pay all Transfer Taxes arising out of the sale or transfer of the Purchased Assets contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrant to Buyer as follows, with the intent that the following shall survive the closing of the transactions contemplated hereby:

3.1 **Organization of Seller**. Seller has been duly organized, is validly existing and is in good standing under the laws of Nevada.

3.2 **Authority of Seller**. Seller has the requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Transaction Documents, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and lawfully authorized and approved by all necessary corporate action on the part of Seller, and the consent of Seller's stockholders is not required in connection herewith or therewith. Without limiting the generality of the foregoing, the Purchased Assets do not constitute all or substantially all of Seller's assets. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No further corporate proceeding on the part of Seller is necessary to authorize the Transaction Documents and the transactions contemplated hereby and thereby.

3.3 **Consents and Approvals**. Neither the execution and delivery of this Agreement by Seller, nor compliance by it with the terms and provisions of this Agreement, violate or conflict with any of the terms, conditions or provisions of the organizational documents of Seller, any judgment, order, decree or ruling to which Seller is a party, any injunction of any court or Governmental Authority to which Seller is subject, any Contract or Governmental Authorization to which Seller is a party or by which Seller is bound or any Laws affecting Seller or Seller's Policies. Buyer shall not have any Liability with respect to any Contract of Seller.

3.4 **Financials**. The Seller's financial statements provided to the Buyer for the period ended June 30, 2006 (collectively, the "*Financial Statements*"), are a compilation of internal accounting software reports that have not been generated or reviewed by a certified public accountant. Accordingly, Seller cannot represent that these Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout all periods presented. However, to the best of Seller's knowledge, these Financial Statements present fairly in all material respects the financial position of Seller as of the date and for the periods indicated. As of their respective filing dates, Seller's documents filed with the SEC complied in all material respects with the requirements of applicable Laws, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC documents prior to the date hereof.

3.5 **Liabilities**. Seller has no Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) related directly or indirectly to the Purchased Assets or the Business except as set forth in Exhibit 3.5 and except for Liabilities shown on the Financial Statements, and accounts payable and accrued expenses for goods and services purchased by Seller and arising in the Ordinary Course of Business since the latest date thereof. The Business and the Purchased Assets are not subject to any Liabilities and Buyer will not be liable for any Liabilities of Seller.

3.6 **Absence of Certain Changes or Events**. Since December 31, 2004, the Business has been conducted in the Ordinary Course of Business, there has been no event not

reflected in the Financial Statements that has had, and there exists no events or circumstances that could reasonable be expected to have, a Business Material Adverse Effect.

3.7 **Governmental Authorizations**. No Governmental Authorizations are necessary for the operation of the Business.

3.8 **Compliance with Laws and Seller's Policies**. The Business has been and is being conducted in compliance with all Laws applicable thereto and Seller's Policies. There are no pending or, to Seller's knowledge, threatened investigations by any Governmental Authority or any other party related to the Business or any of the Purchased Assets or Seller's Policies. Seller has not received any written notice to the effect that the Business may not be in compliance with any applicable Law or Seller's Policies. Seller has made all required filings with, or notifications to, all Governmental Authorities pursuant to applicable requirements of all Laws applicable to the Business as operated by Seller, and any notifications required under its Policies. Without limiting the generality of the foregoing, Seller has fully complied and is compliance with all Laws and its Policies relating to privacy and data security, collecting, processing and using customer information, and the Federal CAN-Spam Act. Seller has fully complied, and is compliance with, and the consummation of the Transactions contemplated hereby and the conduct of the Business will not violate, the terms of its Policies. Seller has not used information collected in a manner inconsistent in any way with such Laws or Policies. Seller's use, license, sublicense and sale of any data collected from users have complied, and comply, with Seller's Policies at the time such data was collected. The use and sale of the Purchased Assets and conduct of the Business do not, and will not when used and conducted in the same manner following the Closing, violate any Law or Seller's Policies.

3.9 **Litigation**. There is no Proceeding by any person or entity (or any investigation or audit by any Governmental Authority) currently outstanding or pending or, to Seller's knowledge, threatened that relates to the Purchased Assets or the Business, and there are no unsatisfied judgments, settlements or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Seller that apply to any of the Purchased Assets or the Business. Seller has no reason to believe that any such Proceedings may be brought or threatened against Seller, and there is no basis for any such Proceeding.

3.10 **Title; Condition; Sufficiency**. Seller is the true and lawful owner, and has good Title to, all of the Purchased Assets (tangible or intangible) purported to be owned by Seller, free and clear of all Liens. Each tangible asset included in the Purchased Assets is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The Purchased Assets constitute all of the assets used to conduct the Business. Upon consummation of the transactions contemplated hereby, Seller will convey to Buyer, good and valid Title to the Purchased Assets, free and clear of all Liens.

3.11 **Intellectual Property**.

(a) Rights. Seller owns or possesses sufficient legal rights to use all Intellectual Property currently used by Seller to conduct the Business without any conflict

with, or infringement of, the rights of others. Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property that is part of the Purchased Assets, and to maintain in confidence all trade secrets and confidential information, that it owns or uses in the operation of the Business. No other person or entity has any rights to any of the Intellectual Property used in the Business, and no other person or entity is infringing, violating or misappropriating any of such Intellectual Property.

(b) Non-Infringement. Seller's conduct of the Business prior to Closing did not, and will not when conducted in the same manner following the Closing, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. None of the Intellectual Property used in the Business, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. There are no pending or, to Seller's knowledge, threatened Proceedings by any person or entity against Seller regarding the use of the Intellectual Property that is part of the Purchased Assets, or challenging or otherwise questioning the ownership, validity, enforceability, scope or effectiveness of the Intellectual Property that is part of the Purchased Assets, or regarding any contract relating thereto. No Proceedings have been threatened or asserted by Seller against any person or entity regarding the use of the Intellectual Property that is part of the Purchased Assets by such person or entity.

(c) Copyrightable Materials. All of the copyrightable materials created by or on behalf of Seller and material to, and used by Seller in, the operation of the Business have been created by employees of Seller within the scope of their employment by Seller or by independent contractors of Seller, in each case who have executed agreements expressly designating all such copyrightable materials as "work made for hire" or otherwise assigning all right, title and interest in such copyrightable materials to Seller.

(d) Software. The Software included in the Purchased Assets will constitute all Software reasonably necessary for the operation of the Business.

(e) Domain Names. Seller is the registered owner of the domain names included in the Purchased Assets on the records of the applicable domain name registrar. Seller has not transferred and will not transfer any such rights to any entity other than Buyer. Seller's account with the registrar of each of such domain names is up to date and paid in full. Seller does not currently have any direct or indirect interest in the domain name www.bidville.net.

3.12 **Taxes**. Seller has timely filed all Tax reports and returns (including any applicable information returns) that may be required by any Law of any jurisdiction to be filed by or on behalf of Seller, and all such reports and returns are true, correct and complete in all material respects. Seller has duly paid all Taxes (including estimated Taxes) due and owing pursuant to such reports and returns, or assessed against Seller, or that Seller is obligated to withhold.

3.13 **Other Information**. The information concerning Seller, the Purchased Assets and the Business set forth in this Agreement and the Exhibits attached to this Agreement and any statement or certificate of Seller furnished or to be furnished to Buyer pursuant to this Agreement, including any other Transaction Document, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. All statements and information contained in any certificate, instrument, Exhibit or document delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 **Organization**. Buyer has been duly organized, is validly existing and is in good standing under the laws of Delaware.

4.2 **Authority of Buyer**. Buyer has the requisite corporate power and to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of each of the Transaction Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and lawfully authorized and approved by all necessary corporate action on the part of Buyer, and the consent of Buyer's stockholders is not required in connection herewith and therewith. Each of the Transaction Documents has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No further corporate proceeding on the part of Buyer is necessary to authorize the Transaction Documents and the transactions contemplated hereby and thereby.

4.3 **Consent and Approvals**. Neither the execution and delivery of this Agreement by Buyer, nor compliance by it with the terms and provisions of this Agreement, violate or conflict with any of the terms, conditions or provisions of the organizational documents of Buyer, any judgment, order, decree or ruling to which Buyer is a party, any injunction of any court or Governmental Authority to which Buyer is subject, any Contract or Governmental Authorization to which Buyer is a party or by which Buyer is bound or any Laws affecting Buyer.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1 **Transition Services**. From and after date hereof, Seller agrees to provide to Buyer the transition services set forth in Exhibit 5.1 at no additional cost to Buyer.

5.2 **Seller's Transfer and Cessation of Use Purchased Assets**.

(a) Transfer. Contemporaneously with execution of this Agreement, and except to the extent the transition services set forth in Exhibit 5.1 provide for a deferred transfer of possession, Seller shall transfer possession of the Purchased Assets to Buyer. At any time prior to August 25, 2006, Buyer may request that Seller transfer to Buyer any Software license which Buyer requests. Seller shall obtain any third party consent required to transfer such Software license. Obtaining such third party consent and transferring such Software license will be a condition to the Escrow Agent's release of the Escrow Account. Prior to August 31, 2006, Seller shall assign to Buyer each of the Consulting Agreements. Seller shall be responsible for all costs associated with such consultants under the Consulting Agreements until August 31, 2006.

(b) Change of Corporate Name. No later than ten days following the execution of this Agreement, Seller will change its corporate name to a name which does not contain the name BidVille or any similar name or phrase.

(c) Cessation of Use. Further, from and after the date of this Agreement, and except to the extent the transition services set forth in Exhibit 5.1 provide for a deferred transfer of possession and such transition services require Seller to use the Purchased Assets to render the transition services, Seller shall, and shall cause its Affiliates not to, use any Purchased Assets, including, without limitation, any email lists. Without limiting the generality of the foregoing, at all times from and after the date of this Agreement, Seller shall treat and hold as confidential all of the Business Confidential Information, refrain from using any of the Business Confidential Information except in connection with the Transaction Documents, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Business Confidential Information that are in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Business Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver, Seller is, on the advice of counsel, compelled to disclose any Business Confidential Information to the tribunal or else stand liable for contempt, Seller may disclose the Business Confidential Information to the tribunal. The disclosing party must use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information required to be disclosed as Buyer shall designate.

5.3 **Noncompetition and Nonsolicitation**.

(a) Restriction. For a period of five years after the date hereof, Seller shall not, and cause its Affiliates not to:

(i) acquire an ownership interest in or engage in any business in the United States that competes directly with the Restricted Business.

(ii) solicit or entice, or attempt to solicit or entice, any customers or suppliers of the Restricted Business as conducted by Buyer or its Affiliates so as to cause, or attempt to cause, any of such customers or suppliers not to do business, reduce their business or no longer do business at a competitive price with Buyer or its Affiliates; and

(iii) induce or attempt to persuade any employee or agent of Buyer or its Affiliates to terminate such employment, agency or business relationship with Buyer or its Affiliates; provided, however, that a general advertisement placed by a party or its Affiliates (such as newspaper, radio and Internet advertising not targeted at Buyer or its Affiliates) shall not be considered an inducement or attempt to persuade under this Section.

(b) Restricted Business. "*Restricted Business*" means the Business.

(c) Transition. Seller or its Affiliates shall take any action that is designed or intended to have the effect of discouraging any customer, member, contractor, supplier or other party having a business relationship with Seller in connection with the Business from maintaining the same business relationships with Buyer and its Affiliates after the date hereof as it maintained with Seller prior to the date hereof in connection with the Business. For a period of five years after the date hereof, Seller shall refer all customer and supplier inquiries relating to the Business to Buyer.

(d) Unenforceability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.4 **Equitable Relief**. Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of Section 5.2 or 5.3 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, including Buyer's indemnity rights, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce any provision of Section 5.2 or 5.3.

5.5 **Insurance Matters**. Prior to the date hereof, Seller at its expense has caused Buyer to be named as an additional insured under its policies of insurance, if any, and agrees to so continue to name Buyer as an additional insured for a period of five years after the date hereof.

5.6 **Further Assurances**. At any time after the date hereof, Buyer and Seller shall promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances and documents and instruments of transfer reasonably requested by Buyer, on

the one hand, and Seller, on the other, and necessary for such party to comply with its representations, warranties, and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by Buyer, on the one hand, and Seller, on the other, for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Buyer, or reducing to Buyer's possession, any or all of the Purchased Assets. This shall specifically include, without limitation, in the event that Seller either directly or indirectly obtains any interest in the domain name www.bidville.net. Seller agrees to promptly return to Buyer all assets and amounts received by it after the date hereof that, pursuant to the terms hereof are owned by or are due to, Buyer. Seller further agrees to promptly satisfy when due each Retained Liability.

ARTICLE 6
GENERAL

6.1 **Indemnity.**

(a) Seller. Seller agrees to indemnify and hold Buyer and its Affiliates harmless from all Adverse Consequences arising out of:

(i) Seller's breach of any Transaction Document.

(ii) Any Retained Liabilities.

(iii) Any claim in connection with the consummation of the transactions contemplated hereby of any broker, finder, investment bank or similar agent retained by Seller or its Affiliates.

(b) Buyer. Buyer agrees to indemnify and hold Seller and its Affiliates harmless from all Adverse Consequences arising out of:

(i) Buyer's breach of any Transaction Document.

(ii) Any claim in connection with the consummation of the transactions contemplated hereby of any broker, finder, investment bank or similar agent retained by Buyer or its Affiliates.

6.2 **Expenses**. Unless otherwise indicated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisers, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

6.3 **Waiver, Discharge, Amendment, Etc**. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by Seller, Buyer and Seller's

stockholders that own a majority of all Seller shares owned by all of Seller's stockholders, and any amendment so approved shall be binding on all parties.

6.4 **Announcement**. Following the date hereof, Buyer may, and Seller will, each issue a press release in the forms attached hereto as Exhibits 6.4-1 and 6.4-2, respectively.

6.5 **Entire Agreement**. The Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. The Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter thereof and supersede all prior proposals, discussions, or agreements, whether written or oral, relating hereto.

6.6 **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

6.7 **Interpretation**. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. Each party shall be entitled to rely on the representations and warranties of the other party hereto notwithstanding any investigation of knowledge of such party. The parties intend that each representation, warranty and covenant have independent significance. If any party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached does not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

6.8 **Notices**. All notices hereunder shall be deemed given if in writing and delivered personally or sent by certified mail (return receipt requested) or via reputable overnight courier service (with confirmation of delivery) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to Buyer to:

DIBU Trading Corp.
8550 West Bryn Mawr Avenue, Suite 200
Chicago, IL 60631
Attn: President
Telephone: (773) 272-4461
Facsimile: (773) 272-4055

With a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402

Attn: Simon C. Root, Esq.
Telephone: (612) 492-7000
Facsimile: (612) 492-7077

(b) if to Seller, to:

BidVille, Inc.
Mission Bay Office Plaza, Suite 400
20283 State Road 7
Boca Raton, FL 33498
Attn: Brian J. Schuster
Telephone: (561) 807-6336
Facsimile: (561) 807-6337

with separate copies thereof to:

Schneider Weinberger & Beilly LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, FL 33431
Attn: Roxanne K. Beilly, Esq.
(561) 362-9595
(561) 362-9612

Any party may change the above specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by overnight delivery service) or on the third business day after date postmarked (if delivered by mail).

6.9 **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof.

6.10 **Submission to Jurisdiction.** Each of the parties submits to the jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party.

6.11 **Successors and Assigns**. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

6.12 **Severability**. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.13 **No Third Party Beneficiaries**. This Agreement shall not inure to the benefit of any person other than the parties to this Agreement and their respective heirs, executives, administrators, personal representatives, successors and assigns, and no third-party beneficiary claims may be based on this Agreement.

6.14 **Certain Definitions**. As used in this Agreement, the following terms shall have the meanings set forth below:

"*Adverse Consequences*" means any Proceeding, loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

"*Affiliate*" means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by, or under common control with such other person or entity, and, in the case of an entity, such entity's officers, directors, employees and agents.

"*Business Confidential Information*" means any information concerning the Business that is not already generally available to the public.

"*Business Material Adverse Effect*" means any change or effect that is reasonably likely to be materially adverse to the business, operation, properties, financial condition, assets, Liabilities (including without limitation contingent Liabilities) or prospects of the Business, individually or collectively.

"*Code*" means the Internal Revenue Code of 1986, as amended.

"*Consulting Agreements*" means the Consulting Agreements between the Seller and each of Kimberly Cullen, Dr. Edward Orlando and Allan Pham.

"*Contract*" means any note, instrument, mortgage, lease, franchise, sales order, purchase order, license, Policy, commitment or other contract, agreement or arrangement.

"*GAAP*" means generally accepted accounting principles consistently applied.

"*Governmental Authority*" means any federal, national, state or local judicial, legislative, executive or regulatory authority.

"*Governmental Authorization*" means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

"*Intellectual Property*" means all (a) patents and all divisions, continuations, continuations-in-part, revisions, reissues and re-examinations relative thereto, (b) copyrights and all works of authorship including all translations, adaptations, combinations, compilations and derivations of each of the foregoing, (c) trademarks,

trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof, together with all common law rights and all goodwill associated with each of the foregoing, (d) technology, know-how, methods, processes, systems, trade secrets, inventions (whether or not patentable, copyrightable or susceptible to any other form of legal protection and whether or not reduced to practice), proprietary data, formulae, research and development data, and confidential information (including conceptions, ideas, innovations, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information and documentation), in each case irrespective of whether in human or machine readable form, (e) Software and (f) applications for any and each of the items described in the foregoing clauses (a) through (c) including applications for patent or registration, together with all registrations, renewals and extensions for any and each of the items described in the foregoing clauses (a) through (c) and rights to all claims or other courses of action, whether known or unknown, accrued or to accrue for past or present infringement or unauthorized use of any and each of the foregoing.

The "*knowledge*" of Seller or "*known*" to Seller means the actual knowledge of Seller's officers, directors, employees or stockholders or the knowledge that they could have obtained after reasonable investigation.

"*Laws*" means any federal, national, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

"*Liability*" or "*Liabilities*" means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

"*Liens*" means liens, mortgages, restrictions, encumbrances, claims, violations, infringements, covenants, agreements, Contracts, Liabilities, restrictions, pledges or security interests.

"*Ordinary Course of Business*" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"*Policies*" means Seller's privacy policies and statements and agreements with users or members.

"*Proceeding*" means any action, lawsuit, claim, arbitration, or investigation of any kind.

"*Software*" means (i) any and all software and computer programs (including, without limitation, sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or embodiment. Software shall include,

without limitation, all versions of any and all such computer programs, all screen displays and designs thereof, all component modules of source code, object code and natural language code therefor, all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

"*Taxes*" means all taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any Governmental Authority, including but not limited to all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever.

"*Title*" means full ownership of an asset, including all Intellectual Property rights thereto, and all rights to use the same.

"*Transaction Documents*" means this Agreement and any other agreement, document or instrument delivered in connection with this Agreement.

"*Transfer Taxes*" means all sales taxes, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

BIDVILLE, INC.

By: __________________
Name: Brian Schuster
Title: Chairman

DIBU TRADING CORP.

By: __________________
Name: __________________
Title: __________________

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

BIDVILLE, INC.

By:__________________________
Name:________________________
Title:_________________________

DIBU TRADING CORP.

By: [signature]
Name: Roberto H. Tomlinson, Jr.
Title: CEO

Exhibit 1.1

Purchased Assets

The Purchased Assets include all of Seller's assets and properties, wherever located, whether real, personal or mixed, tangible or intangible used in or related to the Business other than the Excluded Assets, including, without limitation, all of Seller's rights in and to the following assets:

1. Intellectual Property. All

    a. Software owned by Seller or with respect to which Seller has license to use, all data and databases owned by Seller and associated with such Software, and all related documentation, including, without limitation, that Software identified on Exhibit 1.1-1.a.;

    b. domain names used by Seller in the operation of the Business, and the goodwill associated therewith, including, without limitation, the domain names listed on Exhibit 1.1-1.b.;

    c. tradenames, servicemarks and trademarks used in the Business, and the goodwill associated therewith;

    d. Seller's corporate name of "Bidville, Inc."; and

    e. other Intellectual Property owned by Seller and used by Seller in the operation of the Business and the goodwill associated therewith.

2. Email Lists. All email lists, as well as all Member and other customer information, in Seller's possession and control, including with respect to all active members and for all inactive members of the Business, including without limitation the lists identified on Exhibit 1.1-2.

3. Claims. All

    a. rights, claims and causes of action that Seller has or may have arising out or relating to the Purchased Assets or the Business; and

    b. rights to payment that Seller has or may have arising out or relating to the Purchased Assets or the Business, including, without limitation, all of Seller accounts receivable, notes receivable and other rights to receive money, all security related thereto, deposits, prepaid charges, sums and fees, offset credit balances, refunds and causes of action, and any claim, remedy or other right related to any of the foregoing.

4. Equipment. All of Seller's equipment, including without limitation the equipment set forth on Exhibit 1.1-5.

5. <u>Books and Records</u>. All books and records related to the Purchased Assets.

For purposes hereof, "*<u>Member</u>*" means a person who has bid on, bought or sold items online through the Business.

Exhibit 1.1-1.a.

Software

1. SQL 2000 Enterprise version, licensed for 4 CPUs
2. Office email: IMail with antivirus from IPSwitch, Collaboration Suite version
3. Mass email: SendMail version 8 running in Redhat Enterprise Edition
4. For software packaging and installation program: one Wise license (to install Express Loader)
5. Full text search: Texis from Thunderstone
6. Traffic measurement: LiveStats from DeepMetric licensed for one server
7. Microsoft Windows license, standard issue on IIS webserver
8. Other miscellaneous, inexpensive ASP components such as FTP components, Qmail, and HugeUpload.

Exhibit 1.1-1.b.

Domain Names

www.bidville.com

Exhibit 1.1-2

Email Lists

1. 320,000 list of members
2. 400,000+ list of inactive members

Exhibit 1.1-5

Equipment

1	**Manufacturer name:**	Dell
	Model#:	PowerEdge SC 1425
	Serial #:	1hsks61
2	**Manufacturer name:**	Dell
	Model#:	PowerVault
	Serial #:	Bb85941
3	**Manufacturer name:**	Dell
	Model#:	PowerVault 122T
	Serial #:	mx-og1573-71312-417-3912 Rev a01
4	**Manufacturer name:**	Dell
	Part#:	4u195
	Model#:	PowerEdge Rack Console 15FP
	Serial #:	Dc90
5	**Manufacturer name:**	Dell
	Model#:	PowerEdge 2650
	Serial #:	7twtw31
6	**Manufacturer name:**	Dell
	Model#:	PowerEdge 2650
	Serial #:	8sq7441
7	**Manufacturer name:**	Dell
	Model#:	PowerEdge 2650
	Serial #:	58q7441
8	**Manufacturer name:**	Dell
	Model#:	PowerEdge 2650
	Serial #:	2sq7441
9	**Manufacturer name:**	Dell
	Model#:	PowerEdge 6650
	Serial #:	C79941

10	**Manufacturer name:**	Cisco
	Model#:	PIX 515E
	Other identifitication:	Primary
11	**Manufacturer name:**	Cisco
	Model#:	PIX 515E
	Other identification:	Secondary
12	**Manufacturer name:**	Dell
	Model#:	Power Connect 5224
	Serial #:	53j6631
13	**Manufacturer name:**	Alteon
	Model#:	180e
	Serial #:	0060cf489d40
14	**Manufacturer name:**	Belkin
	Model#:	OminView PRO2
15	**Manufacturer name:**	APC
	Model#:	Powerstrip
16	**Manufacturer name:**	Geist
	Model#:	Power Strip
	Serial #:	00406-0340
17	**Manufacturer name:**	SQL 2000 End User License Agreement
	Model#:	Enterprise Version
	Serial #:	X05-88641
	Other identification:	4 CPU License

Exhibit 1.2

Excluded Assets

The following assets of Seller are the Excluded Assets:

1. Cash. All of Seller's cash and cash equivalents and investments.

2. Certain Records. Seller's corporate charter, corporate income tax records, qualifications to conduct business as a corporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, documents and records pertaining to the Employee Plans, the Excluded Assets and the Retained Liabilities, and other documents relating to the organization, maintenance and existence of Seller as a corporation.

3. Tax Matters. All tax refunds and credits.

4. All Contracts. All Contracts.

5. Transaction Documents. All of Seller's rights, powers and/or remedies under the Transaction Documents.

6. DigiKidz Stock. All of Seller's right, title and interest in the common stock of DigiKidz, Inc., a Delaware corporation.

Exhibit 1.3

Allocation of Purchase Price

The Purchase Price shall be allocated to the following Purchased Assets in the order of priority listed:

1. To the equipment included in the Purchased Assets in an amount equal to the net book value thereof.

2. $500,000 to the URL at www.bidville.com.

3. The balance to the other Intellectual Property and Purchased Assets.

Exhibit 3.5

Liabilities Related to Purchased Assets

1. Outstanding balance owed to Thunderstone Software, LLC: $23,200

Exhibit 5.1

Transition Services

Upon the request of the Buyer, Seller hereby agrees to provide the Transition Services to Buyer during the Transition Period.

1. Defined. "*Transition Services*" means those services as described on Exhibit 0-1 attached hereto and such other consulting, knowledge transfer and transitioning services as Buyer may reasonably request or as reasonably required to transition the operation of the Business to Buyer without disruption in operation of the Business.

2. Transition Period. Seller shall provide the Transition Services to Buyer during the period (the "*Transition Period*") that shall commence on the date hereof and shall continue for until at least August 31, 2006.

3. Requirements. Seller shall provide the Transition Services to Buyer in the manner, on the schedule and at least the same service levels (by both qualitative and quantitative measures) as they were performed before the Closing by or on behalf of Seller.

4. Cooperation. The parties agree to cooperate in good faith to realize their intent. Each party shall act in good faith to achieve the benefits expected and to resolve any problems that may occur in a commercially reasonable way.

5. Access. At Buyer's request, Seller shall make those individuals that have operated the Business on behalf of Seller reasonably available to Buyer to provide consultation shortly after such request.

6. No Authority. Neither party shall have the authority to commit the other party to any binding obligation or to execute, on behalf of the other party, any agreement, lease or other document creating legal obligations on the part of the other party, and neither party shall represent to any third party that it has such authority.

Exhibit 5.1-1

Certain Transition Services

Subject to **Article 5** of the Asset Purchase Agreement between the Buyer and the Seller, during the Transition Period, as defined in Exhibit 5.1, Seller shall provide the Buyer with the following Transition Services, the terms and conditions for delivery of which are specified in Exhibit 5.1:

1. Customer Service
   a. Until the Buyer's phasing in of its own customer service personnel, policies, procedures and practices, the Seller shall provide ongoing customer service personnel support, during the same days and hours of the day as provided by the Seller prior to Closing, applying Seller's current policies, procedures and practices, pending the Buyer's issuance of any changes to such policies, procedures and practices.

2. Technical Support
   a. In-person and phone consultation and co-location assistance in the moving of servers and other hardware from their current location to one or more locations of the Buyer's preference (the "Relocation").
   b. Ongoing emergency in-person and phone support for all hardware and software prior to, and after, Relocation.
   c. Phone consultation for the trouble-shooting of any operational problems after Relocation.
   d. In-person and on-phone training and ongoing advise and trouble-shooting on the use, or transfer, of any of the software used on any of the hardware cited in "a" above, before or after Relocation.
   e. Advice and consultation on any web site functionality problems or adjustments following the Relocation.
   f. Advice and consultation on the integration of the relocated hardware and software with existing or new machines or systems of the Buyer.

3. Administrative Support
   a. Assistance in changing over any merchant accounts that have been used by the Seller to the Buyer, and ongoing monitoring of their functionality to ascertain that the transition of transactional credits, etc., occurs efficiently.
   b. End-of-month reconciliation of transactional accounts to ascertain that debits and credits due the Seller as of the Closing date have been properly entered, and timely notification of the Seller of any variances.
   c. Verification that any service agreements that were transferred to the Buyer from the Seller at Closing were transferred correctly and on a timely basis by the vendors involved.

4. Miscellaneous

   a. General advice and consulting on any business matter that impacts, or is related to, the operation of the Business and the maintenance of its operational continuity.

Exhibit 6.4-1

Buyer's Announcement

uBid.com Holdings, Inc. Announces Purchase of Bidville, Inc. Key Assets

Bidville assets will expand uBid.com's customer base and technology platform

(Chicago, IL) July 27, 2006 – uBid.com Holdings, Inc. (OTCBB: UBHI), whose newly formed subsidiary DIBU Trading Corp., today announced the purchase of certain assets of the online auction company, Bidville, Inc. (BVLE.PK) which includes the company's customer file, brand name, URL and related online auction technologies.

DIBU Trading Corp. paid an undisclosed amount to acquire primary Bidville assets including the company's membership file estimated at approximately 900,000 customers and prospects, website technology platform which includes such innovative features as store fronts, fraud protection, private auctions and unique seller tools.

"This acquisition represents another great milestone in the history of our company," said Robert Tomlinson, Jr., CEO of uBid.com. "Bidville's consumer-to-consumer platform is complimentary to uBid.com's current business-to-consumer and business-to-business marketplace. It not only provides us with a new marketplace to expand our business but it also represents a great opportunity to cross-sell our current business to new customer prospects," he said.

Bidville.com will remain a separate entity within the uBid.com Holdings, Inc. group of companies. The transition of ownership of the new business will begin immediately.

uBid.com

uBid.com Holdings, Inc. operates an online auction marketplace located at www.uBid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses through a trusted auction style and fixed price format. uBid.com provides consumers the opportunity to bid on or buy a wide variety of popular, brand name products at significant discounts. uBid.com's unique platform enables only certified suppliers and manufacturers a more efficient and economical channel for maximizing revenue of their surplus merchandise. Furthermore, uBid.com offers consumers a trusted buying environment, eliminating potential fraud by certifying all its merchants and processing 100% of all merchandise transactions between buyers and sellers. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (OTC BB: UBHI)

Bidville, Inc.

Bidville, Inc. (BVLE.PK), Bidville, Inc., a Nevada corporation, was founded in 1999 primarily as a sport card auction site but began expanding its merchandise offerings in late 2003 to compete as an on-line auction alternative to eBay. The company provides unique user features, such as Storefronts, Watch List, Image Gallery, and fixed price listing options. In 2001, Bidville

merged with NoBidding.com, one of the first online fixed price marketplaces. In August 2003, Bidville was acquired by Royal Palm Capital Group. Bidville, Inc. has been a fully reporting public company since December, 2003. For further Company and product information, please visit the Bidville's website at http://www.bidville.com. Additional information, including current financial data, is available in current Securities and Exchange Commission filings under the symbol BVLE. The company is headquartered in Boca Raton, Florida U.S.A.

Forward-Looking Statements

Certain statements made in this release may be forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of uBid.com Holdings, Inc. and the industries and markets in which uBid.com Holdings, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. uBid.com Holdings, Inc. expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by uBid.com Holdings, Inc.

Contact:
Anthony Priore
Chief Marketing Officer
uBid.com, Inc.
Tel: 773-272-5000, Fax: 773-272-4030
tpriore@ubid.com

Exhibit 6.4-2

Seller's Announcement

uBid.com Holdings, Inc. Acquires Auction Assets of Bidville, Inc.

___________, July _____, __:00 am ET

BOCA RATON, Fla., July __, 2006 (PRIMEZONE) -- Bidville, Inc. (BVLE.PK), an innovative and growing online consumer marketer, announced today that it has completed the sale of its online auction business, including the Bidville.com name, URL and website to uBid.com Holdings, Inc., (OTC BB: UBHI), the owner and operator of uBid.com. The sale is part of a broad strategic restructuring and shift for focus of Bidville which earlier this month acquired DigiKidz, Inc., a rapidly growing online and retail channel producer and marketer of children's personalized DVDs.

Bidville, Inc., a Nevada corporation, was founded in 1999 as an Internet auction alternative to eBay. The company is well known for its innovative auction site user features, such as Storefronts, Watch Lists, Image Gallery, and fixed price listing options.

``We are pleased to have concluded the purchase of Bidville.com", stated Robert H. Tomlinson, Jr., Chief Executive Officer of uBid.com. "We believe that Bidville.com's consumer to consumer platform and a other features such as store fronts is complimentary to uBid.com's B to C and B to B marketplace. This acquisition will help expand our overall business and it represents a great opportunity to cross-sell our current business to new customer prospects," he said.

uBid.com Holdings, Inc.

uBid.com Holdings, Inc. operates an online auction marketplace located at www.uBid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses through a trusted auction style and fixed price format. uBid.com provides consumers the opportunity to bid on or buy a wide variety of popular, brand name products at significant discounts. uBid.com's unique platform enables only certified suppliers and manufacturers a more efficient and economical channel for maximizing revenue of their surplus merchandise. Furthermore, uBid.com offers consumers a trusted buying environment, eliminating potential fraud by certifying all its merchants and processing 100% of all merchandise transactions between buyers and sellers. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (OTC BB: UBHI)

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words

``may," ``would," ``will," ``expect," ``estimate," ``anticipate," ``believe," ``intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contacts:

Bidville, Inc.
Press Relations
(561) 807-6336

Anthony Priore, Chief Marketing Officer
uBid.com Holdings, Inc.
Press Relations
(773) 272-5000
tpriore@ubid.com